Exhibit 10.1

AMENDMENT

TO

FIDELITY D & D BANCORP, INC.

2000 STOCK INCENTIVE PLAN

THIS AMENDMENT (“Amendment”) to the Fidelity D & D Bancorp, Inc. 2000 Stock Incentive Plan (“Plan”) is made this 2nd day of October, 2007 by Fidelity D & D Bancorp, Inc. (“Corporation”).

WITNESSETH:

WHEREAS, Corporation desires to adopt certain changes to the Plan to ensure the Plan’s qualification for exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, Corporation desires to adopt additional modifications to the Plan in furtherance of the Plan’s purposes.

NOW, THEREFORE, effective the date hereof, Corporation hereby amends the Plan, as follows:

Section 3 of the Plan shall be modified as follows:

The reference to “Section 16” is deleted and replaced by “Section 17”.

Section 4 of the Plan shall be replaced in its entirety by the following:

4.               Administration.  Control and management of the operation and administration of the Plan shall be vested in the Board, or, to the extent and subject to such constraints as the Board may decide in its sole discretion, in the Company’s Compensation Committee or such other committee as the Board may from time to time determine (“Committee”); provided, however, that the Committee shall have no authority to grant any Award, and no Award shall be granted under the Plan except upon specific action by the Board.  In the absence of a Committee, reference thereto under the Plan shall be to the Board.  Any authority granted under the Plan to the Committee shall be limited, as the Board determines, notwithstanding language herein vesting such authority in the Committee.

The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan.  Any interpretation of the Plan by the Committee and any decision made by the Committee under the Plan shall be final and binding.  Subject to the requirement for Board approval of any Award, the Committee shall be responsible for recommending what, when, to whom and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto and the stock option exercise prices.  The Committee shall make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan.  No member of the Board or of the Committee shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

Section 5 of the Plan shall be modified by addition of the following language at the end thereof:

The grant date of an Award under the Plan shall be the date of the meeting of the Board at which the Award was approved by action of the Board.  Notwithstanding anything to the contrary contained in this Section 5, no award of a Qualified Option to purchase Stock shall be made on or after the date of this Amendment.

Section 8(b) of the Plan shall be amended in its entirety to read as follows:

(b)                                 If a participant, who was awarded a Non-Qualified Option, ceases to be eligible under the Plan, before lapse or full exercise of the option, the Committee may permit the participant to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, or for such shorter period of time as the Committee may determine;

Section 8(c) of the Plan shall be amended in its entirety to read as follows:

(c)                                  The purchase price of a share of Stock subject to any Non-Qualified Option shall not be less than the Stock’s Fair Market Value (determined pursuant to Section 11 hereof) at the time the Non-Qualified Option is granted; and

Section 11 of the Plan shall be amended in its entirety to read as follows:

11.         Value.  Where used in the Plan, the “Fair Market Value” of a share of Stock shall mean the last trade price for a share of Stock on the principal established domestic securities exchange on which the Stock is listed on the relevant date, or, if trades in shares of Stock cannot be conducted on such date, then the last trade price for a share of Stock on the date trades in shares of Stock can be conducted next following the relevant date.

Section 17 of the Plan shall be modified by addition of the following language at the end thereof:

Notwithstanding anything to the contrary contained in this Section 17, any adjustment, substitution, exchange or assumption with respect to an Award hereunder shall be made in accordance with the limitations prescribed under Section 409A, its implementing regulations and other applicable guidance so as to qualify and maintain the Plan’s exemption from application of such provision.

Section 20 of the Plan shall be modified by addition of the following language at the end thereof:

(d)           This Plan and all Awards granted hereunder are intended to qualify for exemption from the application of Section 409A, and all provisions hereof are to be construed consistent with such exemption.  In the event that the Plan or any provision or Award hereunder is determined to be subject to Section 409A, such shall be construed so as to comply with any applicable requirements of such section.

IN WITNESS WHEREOF, Corporation has caused this Amendment to be duly executed by its authorized representative.

WITNESS:	FIDELITY D & D BANCORP, INC.

/s/ Brian J. Cali	By:	/s/ Steven C. Ackmann

	Title:	President and CEO